Exhibit 99.1

Aradigm Corporation Receives Nasdaq Notice of Non-Compliance With Nasdaq Marketplace Rules

HAYWARD, CA, Mar 31, 2006 (MARKET WIRE via COMTEX News Network) -- Aradigm Corporation (NASDAQ: ARDM) announced that it received a notice today from Nasdaq indicating that the Company has not met the $50,000,000 minimum market value requirements by Marketplace Rules 4450(b)(1)(A) and 4450(b)(1)(B) for a period of 10 consecutive trading days.

If, at anytime before April 28, 2006, the market value of Aradigm's common stock is $50,000,000 or more for a minimum of 10 consecutive trading days, that this could constitute meeting the criteria under the market rules. In addition, before April 28, 2006, Aradigm could meet these market rules by meeting the criteria for the alternative-listing requirement relating to stockholders' equity set forth in Marketplace Rule 4450(a)(3). If Aradigm has not met the market rule criteria related the Marketplace Rules by April 28, 2006, Nasdaq will issue a letter notifying Aradigm that its common stock will be delisted from the NASDAQ National Market. Upon receipt of such written notification, Aradigm may appeal the delisting determination to a NASDAQ Listing Qualifications Panel or move trading to the NASDAQ Small Cap Market. During the appeal process, we will have the further opportunity to demonstrate that we have met the established criteria or have a clear path to doing so.

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx(R) pulmonary and Intraject(R) needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, and smoking cessation. In addition, Aradigm and its partner, Novo Nordisk, are in Phase 3 clinical trials of the AERx Diabetes Management System for the treatment of Type 1 and Type 2 diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370